Exhibit 99.1

Investor Relations:	Deborah Abraham Director, Investor Relations (212) 287-8289

FOR IMMEDIATE RELEASE

WARNACO REPORTS FIRST QUARTER 2006 RESULTS

NEW YORK — May 9, 2006 — The Warnaco Group, Inc. (NASDAQ: WRNC) today reported results for the first quarter ended April 1, 2006.

For the first quarter of fiscal 2006, the Company reported:

•	Net revenues of $466.3 million, up from $439.5 million in the first quarter of fiscal 2005;

•	Gross profit margin of 37.4% of net revenues, compared to 35.7% in the first quarter of fiscal 2005;

•	Operating income of $34.6 million compared to $52.9 million in the first quarter of fiscal 2005; and

•	Net income of $16.1 million, or $0.34 per diluted share, versus $29.4 million, or $0.63 per diluted share in the first quarter of fiscal 2005.

The Company notes that the results cited above include approximately two months of operations of the Calvin Klein Jeans and related businesses in Europe and Asia (the "CKJEA Business"), which were acquired on January 31, 2006. For the two month period, net revenues from the CKJEA Business were $60.4 million and operating income was $6.1 million.

"The strong performance of our Intimate Apparel Group and international businesses, including our newly acquired International Calvin Klein businesses, was overshadowed by a disappointing first quarter for our Swimwear Group, where disruptions caused by the implementation of a new systems infrastructure negatively affected shipping in the quarter, resulting in sales declines year over year and additional expense. The quarter was also negatively impacted by the effects of retail consolidation and a significant timing shift in certain sportswear sales from the first half of this year into the latter half of this year," said Joe Gromek, Warnaco's President and Chief Executive Officer.

The Company believes that revenue and operating income for the Swimwear Group fell short of targeted amounts by approximately $30.0 million and $10.0 million, respectively, during the quarter, primarily due to difficulties with the implementation of a new systems infrastructure and its effect on shipping, re-orders and order cancellations. The Company has addressed many of the critical issues related to the new systems infrastructure and is working to complete the implementation at the Swimwear Group.

Additionally, the timing shift in sales of certain sportswear product offerings resulted in the absence of approximately $12.0 million of net revenues and $5.0 million of operating income, which revenues and operating income occurred in the first quarter of 2005 but are not expected to occur until the latter half of this year.

"Overall, our brands are performing well at retail, with strong sell through rates in each of our three operating groups. While we expect the effects of consolidation in the retail sector to negatively impact shipping in all three business segments through the second quarter, we believe that these effects will diminish in the second half of the year and that our diverse business model positions Warnaco for continued growth in 2006 and beyond," Mr. Gromek concluded.

Financial data as of April 1, 2006, December 31, 2005 and April 2, 2005, and for the three month periods ended April 1, 2006 and April 2, 2005, can be found on Schedules 1, 2, 3 and 4 to this release.

First Quarter Operating Highlights

First quarter net revenues increased 6.1% to $466.3 million, including $60.4 million in revenues from the newly acquired CKJEA Business. Intimate Apparel Group revenues increased, reflecting the continued momentum of Warner's and the ongoing expansion of the Calvin Klein underwear retail business, while revenues in both the Swimwear Group and Sportswear Group (excluding the CKJEA Business) declined compared to the prior year period. Net revenues for the first quarter of fiscal 2006 were negatively affected by approximately $4.4 million related to the translation of foreign currencies, primarily as a result of a stronger dollar relative to the first quarter of fiscal 2005.

Gross profit was $174.3 million, or 37.4% of net revenues, including $33.9 million in gross profit from the CKJEA Business, compared to $157.0 million, or 35.7% of net revenues, for the first quarter of fiscal 2005. The 170 basis point improvement in gross profit margin reflects improvement in the Intimate Apparel Group's Core Brands gross profit margin, coupled with the strong gross profit margins of the acquired CKJEA Business, offset by declines in the gross profit margins of the Sportswear Group (excluding the CKJEA Business) and Swimwear Group. The decline in the Sportswear Group's gross profit margin was primarily due to a change in the distribution mix in Calvin Klein jeans (excluding the CKJEA Business) and an increase in dilution as well as the timing of certain other costs in Chaps. The Swimwear Group's gross profit margin was negatively affected by costs associated with the implementation of a new systems infrastructure, continued investments in Ocean Pacific and increased provisions for excess inventories. Gross profit for the first quarter of fiscal 2006 was also negatively affected by approximately $2.5 million related to the translation of foreign currencies, primarily as a result of a stronger dollar relative to the first quarter of fiscal 2005.

Selling, general and administrative ("SG&A") expenses were $136.3 million, or 29.3% of net revenues, compared to $102.8 million, or 23.4% of net revenues, for the prior year quarter. Contributing to the increase in SG&A was $25.8 million of SG&A from the CKJEA Business along with (i) the addition of approximately $2.0 million due to an increased percentage of revenues generated from higher SG&A businesses (including international and retail); (ii) over $2.0 million related to investments in the Company's brands, including the vertical integration of core apparel categories at OP; (iii) approximately $1.6 million of incremental information technology expense and other costs primarily associated with the implementation of the new systems infrastructure at the Swimwear Group; and (iv) approximately $1.2 million in marketing expense related to the recently introduced nationwide Speedo advertising campaign. SG&A expenses for the first quarter of fiscal 2006 benefited from approximately $1.9 million related to the translation of foreign currencies, primarily as a result of a stronger dollar relative to the first quarter of fiscal 2005.

Amortization of intangible assets was $3.4 million, up from $1.0 million in the prior year period, primarily due to an increase in intangible assets associated with the acquisition of the CKJEA Business.

Operating income for the first quarter of fiscal 2006 was $34.6 million, or 7.4% of net revenues, including $6.1 million of operating income from the CKJEA Business, compared to $52.9 million, or 12.0% of net revenues, in the prior year period. Increased sales and higher gross margins primarily driven by the recently acquired CKJEA Business and the Intimate Apparel Group's Core Brands were offset by the net effects of the challenges in the Swimwear Group, ongoing investment in Ocean Pacific and the timing of certain shipments in the Sportswear Group. Operating income for the first quarter of fiscal 2006 was also negatively affected by approximately $0.5 million related to the translation of foreign currencies, primarily as a result of a stronger dollar relative to the first quarter of fiscal 2005.

Other expenses were $2.1 million, up from a nominal gain in the prior year quarter. The majority of the increase is the result of the impact of foreign exchange rates on the Company's purchase of euros in connection with the acquisition of the CKJEA Business.

Interest expense increased to $7.7 million compared to $5.0 million in the prior year period. The $2.7 million increase is the result of incremental indebtedness incurred in connection with the acquisition of the CKJEA Business.

The provision for income tax was $8.7 million, or an effective tax rate of 35.1%, compared to $18.7 million, or an effective tax rate of 39.1%, for the first quarter of fiscal 2005. The reduction in the effective tax rate is the result of a change in the mix of income from the Company's international business relative to its domestic business.

Net income was $16.1 million, or $0.34 per diluted share, compared to $29.4 million, or $0.63 per diluted share, for the first quarter of fiscal 2005. The decline is the result of the combined shortfall in pre-acquisition business revenues and gross profit coupled with the higher SG&A expense described above.

The Company noted the following balance sheet highlights as of April 1, 2006:

Cash and cash equivalents were $63.2 million, compared to $45.9 million of cash and cash equivalents at April 2, 2005. On January 31, 2006, the Company used approximately $70.8 million of cash (net of cash acquired) in connection with the acquisition of the CKJEA Business. At the same time, in connection with and to finance a portion of the purchase price for the acquisition, the Company borrowed $180.0 million under a new term loan facility due 2013. The Company also assumed approximately $45.0 million of debt of the newly acquired entities.

Net inventories were $357.0 million, up from $324.5 million at April 2, 2005. Inventories at April 1, 2006 include an increase of $45.3 million of inventory of the CKJEA Business and a $24.1 million increase in inventory in the Swimwear Group partially offset by declines in Intimate Apparel and Sportswear (excluding the CKJEA Business) inventories.

Fiscal 2006 Outlook

"While we are dissatisfied with our first quarter performance, the integration of the CKJEA Business is proceeding on plan, with those acquired businesses positively contributing to our first quarter operating results," commented Larry Rutkowski, Warnaco's Chief Financial Officer. "Currently we expect second quarter 2006 operating results for our pre-acquisition businesses to be similar to those of last year. However, consolidated operating income is expected to decline significantly due to the effect of the CKJEA Business, which, on a stand alone unaudited basis, posted operating losses in excess of $6.0 million in the second quarter of 2005 due to its seasonal sales cycle. We also expect to incur incremental amortization and interest expense related to the acquisition."

Mr. Rutkowski continued, "For the year, due to the effect of the system conversion on the Swimwear Group's financial performance, we now expect our pre-acquisition business revenue growth to be in the low single digits. In addition, for our pre-acquisition businesses, we continue to expect at least a 100 basis point improvement in gross margin percentage and we now expect mid single digit percentage improvement in the operating margin percentage over the prior year (assuming minimal pension expense in fiscal 2006), based on the declines in revenues and higher SG&A expenses. We have also identified several strategies to control future costs and intend to take specific actions to reduce our ongoing SG&A expenses."

Mr. Rutkowski concluded, "Overall, for the Company (including the acquired CKJEA Business), we now expect (i) revenue growth in 2006 to be at least in the low 20 percent range; (ii) mid single digit percentage improvement in the operating margin percentage over the prior year (assuming minimal pension expense in fiscal 2006); and (iii) that the acquisition of the CKJEA Business will be accretive to Warnaco's 2006 earnings per share."

Stockholders and other persons are invited to listen to the first quarter fiscal 2006 earnings conference call scheduled for today, Tuesday, May 9, 2006 at 8:30 a.m. EDT. To participate in Warnaco's conference call, dial (877)-692-2592, approximately five minutes prior to the 8:30 a.m. start time. The call will also be broadcast live over the internet at www.warnaco.com. An online archive will be available following the call.

This press release was furnished to the SEC (www.sec.gov) and may also be accessed through the Company's internet website: www.warnaco.com.

ABOUT WARNACO

The Warnaco Group, Inc., headquartered in New York, is a leading apparel company engaged in the business of designing, marketing and selling intimate apparel, menswear, jeanswear, swimwear, men's and women's sportswear and accessories under such owned and licensed brands as Warner's®, Olga®, Lejaby®, Body Nancy Ganz(tm), Speedo®, Anne Cole®, Op®, Ocean Pacific®, Cole of California® and Catalina® as well as Chaps® sportswear and denim, J. Lo by Jennifer Lopez® lingerie, Nautica® swimwear, Michael Kors® swimwear and Calvin Klein® men's and women's underwear and sportswear, men's, women's, junior women's and children's jeans and accessories and women's and juniors' swimwear.

FORWARD-LOOKING STATEMENTS

This press release, as well as certain other written, electronic and oral disclosure made by the Company from time to time, contains "forward-looking statements" within the meaning of Rule 3b-6 under the Securities Exchange Act of 1934, as amended, Rule 175 under the Securities Act of 1933, as amended, and relevant legal decisions. The forward-looking statements involve risks and uncertainties and reflect, when made, the Company's estimates, objectives, projections, forecasts, plans, strategies, beliefs, intentions, opportunities and expectations. Actual results may differ materially from anticipated results or expectations and investors are cautioned not to place undue reliance on any forward-looking statements. Statements other than statements of historical fact are forward-looking statements. These forward-looking statements may be identified by, among other things, the use of forward-looking language, such as the words "believe," "anticipate," "estimate," "expect," "intend," "may," "project," "scheduled to," "seek," "should," "will be," "will continue," "will likely result," or the negative of those terms, or other similar words and phrases or by discussions of intentions or strategies.

The following factors, among others and in addition to those described in the Company's reports filed with the SEC (including, without limitation, those described under the headings "Risk Factors" and "Statement Regarding Forward-Looking Disclosure," as such disclosure may be modified or supplemented from time to time), could cause the Company's actual results to differ materially from those expressed in any forward-looking statements made by it: economic conditions that affect the apparel industry; the Company's failure to anticipate, identify or promptly react to changing trends, styles, or brand preferences; further declines in prices in the apparel industry; declining sales resulting from increased competition in the Company's markets; increases in the prices of raw materials; events which result in difficulty in procuring or producing the Company's products on a cost-effective basis; the effect of laws and regulations, including those relating to labor, workplace and the environment; changing international trade regulation, including as it relates to the imposition or elimination of quotas on imports of textiles and apparel; the Company's ability to protect its intellectual property or the costs incurred by the Company related thereto; the Company's dependence on a limited number of customers; the effects of the consolidation of the retail sector; the Company's dependence on license agreements with third parties; the Company's dependence on the reputation of its brand names, including, in particular, Calvin Klein; the Company's exposure to conditions in overseas markets in connection with the Company's foreign operations and the sourcing of products from foreign third-party vendors; the Company's foreign currency exposure; unanticipated internal control deficiencies or weaknesses or ineffective disclosure controls and procedures; the sufficiency of cash to fund operations, including capital expenditures; the Company's ability to service its indebtedness, the effect of changes in interest rates on the Company's indebtedness that is subject to floating interest rates and the limitations imposed on the Company's operating and financial flexibility by the agreements governing the Company's indebtedness; the Company's dependence on its senior management team and other key personnel; disruptions in the Company's operations caused by difficulties with the SAP Apparel and Footwear Solution; the limitations on purchases under the Company's share repurchase program contained in the Company's debt instruments, the number of shares that the Company purchases under such program and the prices paid for such shares; the failure of newly acquired businesses to generate expected levels of revenues; the failure of the Company to successfully integrate such businesses with its existing businesses (and as a result, not achieving all or a substantial portion of the anticipated benefits of the acquisition); and such newly acquired business being adversely affected, including by one or more of the factors described above and thereby failing to achieve anticipated revenues and earnings growth.

The Company encourages investors to read the section entitled "Risk Factors" and the discussion of the Company's critical accounting policies under "Management's Discussion and Analysis of Financial Condition and Results of Operations — Discussion of Critical Accounting Policies" included in the Company's Annual Report on Form 10-K, as such discussions may be modified or supplemented by subsequent reports that the Company files with the SEC. The discussion in this press release is not exhaustive but is designed to highlight important factors that may affect actual results. Forward-looking statements speak only as of the date on which they are made, and, except for the Company's ongoing obligation under the U.S. federal securities laws, the Company disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Schedule 1

THE WARNACO GROUP, INC.
CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS
(Dollars in thousands, excluding per share amounts)

	For the First Quarter of Fiscal 2006	For the First Quarter of Fiscal 2005
	(Unaudited)	(Unaudited)
Net revenues (a)	$466,311	$439,541
Cost of goods sold	292,028	282,533
Gross profit (b)	174,283	157,008
Selling, general and administrative expenses (c ) (d)	136,290	102,837
Amortization of intangible assets (e)	3,429	977
Pension expense (income) (d)	(28)	271
Restructuring expense	—	6
Operating income (f)	34,592	52,917
Other loss (income)	2,096	(91)
Interest expense, net (g)	7,688	5,034
Income from continuing operations before provision for income taxes	24,808	47,974
Provision for income taxes	8,707	18,748
Income from continuing operations	16,101	29,226
Income from discontinued operations, net of taxes	—	125
Net income	$16,101	$29,351
Basic income per common share:
Income from continuing operations	$0.35	$0.64
Income from discontinued operations	—	—
Net income	$0.35	$0.64
Diluted income per common share:
Income from continuing operations	$0.34	$0.63
Income from discontinued operations	—	—
Net income	$0.34	$0.63
Weighted average number of shares outstanding used in computing income per common share:
Basic	46,147,169	45,684,570
Diluted	46,734,984	46,422,928

(a)	For the First Quarter of Fiscal 2006, includes net revenues of $60,445 related to the CKJEA Business.

(b)	For the First Quarter of Fiscal 2006, includes gross profit of $33,889 related to the CKJEA Business.

(c)	For the First Quarter of Fiscal 2006, includes selling, general and administrative expenses of $25,831 related to the CKJEA Business.

(d)	Pension expense of $71 has been reclassified from selling, general and administrative expenses to pension expense (income) in the First Quarter of Fiscal 2005 to conform to the current period presentation.

(e)	For the First Quarter of Fiscal 2006, includes amortization of intangible assets of $1,997 related to the CKJEA Business.

(f)	For the First Quarter of Fiscal 2006, includes operating income of $6,061 related to the CKJEA Business.

(g)	For the First Quarter of Fiscal 2006, includes interest expense of $2,708 related to the CKJEA Business.

Schedule 2

THE WARNACO GROUP, INC.
CONSOLIDATED CONDENSED BALANCE SHEETS
(Dollars in thousands)

	April 1, 2006 (a)	December 31, 2005	April 2, 2005
	(Unaudited)		(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$63,153	$164,201	$45,865
Accounts receivable	368,847	213,364	283,305
Inventories	356,993	326,274	324,529
Other current assets	72,256	47,575	57,104
Total current assets	861,249	751,414	710,803
Property, plant and equipment, net	130,337	116,995	105,799
Intangible and other assets	598,461	353,807	370,836
TOTAL ASSETS	$1,590,047	$1,222,216	$1,187,438
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Short-term debt	$43,129	$—	$—
Accounts payable and accrued liabilities	306,427	229,059	203,529
Accrued income tax payable	43,623	23,750	31,957
Total current liabilities	393,179	252,809	235,486
Long-term debt	388,200	210,000	210,686
Other long-term liabilities	155,173	127,360	136,740
Total stockholders' equity	653,495	632,047	604,526
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$1,590,047	$1,222,216	$1,187,438
(a) Selected balances as of April 1, 2006 related to the CKJEA Business are presented below:
Accounts receivable	$74,748
Inventories	45,269
Intangible assets and goodwill	246,821
Accounts payable and accrued liabilities	71,165

Schedule 3

THE WARNACO GROUP, INC.
NET REVENUES AND OPERATING INCOME BY BUSINESS UNIT
(Dollars in thousands)
(Unaudited)

	For the First Quarter of Fiscal 2006		For the First Quarter of Fiscal 2005	Increase/ (Decrease)	% Change
Net revenues:
Sportswear Group	$169,872	(a)	$130,363	$39,509	30.3%
Intimate Apparel Group	153,703		151,775	1,928	1.3%
Swimwear Group	142,736		157,403	(14,667)	−9.3%
Net revenues	$466,311		$439,541	$26,770	6.1%

	For the First Quarter of Fiscal 2006		% of Total Net Revenues	For the First Quarter of Fiscal 2005 (d)	% of Total Net Revenues (d)
Operating income:
Sportswear Group	$9,503	(b)		$14,617
Intimate Apparel Group	15,613	(c)		12,099 (c)
Swimwear Group	16,041			34,132
Group operating income	41,157		8.8%	60,848	13.8%
Unallocated corporate expenses	(6,565)		−1.4%	(7,925)	−1.8%
Restructuring expenses	—		0.0%	(6)	0.0%
Operating income	$34,592		7.4%	$52,917	12.0%

(a)	Includes net revenues of $60,445 for the First Quarter of Fiscal 2006 related to the CKJEA Business.

(b)	Includes operating income of $6,061 for the First Quarter of Fiscal 2006 related to the CKJEA Business.

(c)	Includes pension expense of $55 and $71 related to foreign operations for the First Quarter of Fiscal 2006 and the First Quarter of Fiscal 2005, respectively.

(d)	Operating income for each of the business groups and unallocated corporate expenses for the First Quarter of Fiscal 2005 have been restated to conform to the current period presentation.

Schedule 4

THE WARNACO GROUP, INC.
NET REVENUES AND OPERATING INCOME BY REGION & CHANNEL
(Dollars in thousands)
(Unaudited)

By Region:	Net Revenues					Operating Income
	For the First Quarter of Fiscal 2006		For the First Quarter of Fiscal 2005	Increase / (Decrease)	% Change	For the First Quarter of Fiscal 2006		For the First Quarter of Fiscal 2005 (c)	Increase / (Decrease)	% Change
United States	$288,103		$322,375	$(34,272)	−10.6%	$15,317		$39,874	$(24,557)	−61.6%
Europe	99,747	(a)	70,283	29,464	41.9%	11,104	(a)	11,450	(346)	−3.0%
Canada	24,092		25,900	(1,808)	−7.0%	5,610		4,610	1,000	21.7%
Asia	41,193	(b)	8,839	32,354	366.0%	7,534	(b)	2,869	4,665	162.6%
Mexico	13,176		12,144	1,032	8.5%	1,592		2,045	(453)	−22.2%

Group	$466,311		$439,541	$26,770	6.1%	$41,157		$60,848	$(19,691)	−32.4%
Unallocated corporate expenses	—		—	—	0.0%	(6,565)		(7,925)	1,360	−17.2%
Restructuring expenses	—		—	—	0.0%	—		(6)	6	−100.0%
Total	$466,311		$439,541	$26,770	6.1%	$34,592		$52,917	$(18,325)	−34.6%

(a)	Includes net revenue of $29,344 and operating income of $1,258 for the First Quarter of Fiscal 2006 related to the CKJEA Business.

(b)	Includes net revenue of $31,101 and operating income of $4,803 for the First Quarter of Fiscal 2006 related to the CKJEA Business.

(c)	Operating income for each of the business groups and unallocated corporate expenses for the First Quarter of Fiscal 2005 have been restated to conform to the current period presentation.

By Channel:	Net Revenues					Operating Income
	For the First Quarter of Fiscal 2006		For the First Quarter of Fiscal 2005	Increase / (Decrease)	% Change	For the First Quarter of Fiscal 2006		For the First Quarter of Fiscal 2005 (c)	Increase / (Decrease)	% Change
Wholesale	$423,530	(a)	$430,567	(7,037)	−1.6%	$36,327	(a)	$60,352	(24,025)	−39.8%
Retail	42,781	(b)	8,974	33,807	376.7%	4,830	(b)	496	4,334	873.8%
Group	$466,311		$439,541	$26,770	6.1%	$41,157		$60,848	$(19,691)	−32.4%
Unallocated corporate expenses	—		—	—	0.0%	(6,565)		(7,925)	1,360	−17.2%
Restructuring expenses	—		—	—	0.0%	—		(6)	6	−100.0%
Total	$466,311		$439,541	$26,770	6.1%	$34,592		$52,917	$(18,325)	−34.6%

(a)	Includes net revenue of $30,071 and operating income of $2,323 for the First Quarter of Fiscal 2006 related to the CKJEA Business.

(b)	Includes net revenue of $30,374 and operating income of $3,738 for the First Quarter of Fiscal 2006 related to the CKJEA Business.

(c)	Operating income for each of the business groups and unallocated corporate expenses for the First Quarter of Fiscal 2005 have been restated to conform to the current period presentation.